Exhibit 11.1

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

CODE OF BUSINESS CONDUCT AND ETHICS
FOR DIRECTORS, OFFICERS AND EMPLOYEES

Neptune Technologies & Bioressources Inc. (the "Company") has adopted the following Code of Business Conduct and Ethics for its Directors, Officers and Employees which sets forth the principles of business ethics to be followed by all directors, officers and employees of the Company.

PURPOSE

The purpose of this Code is to establish minimum guidelines of business conduct required of directors, officers and employees of the Company. The Chief Executive Officer is responsible for designating appropriate officer(s) or director(s), to implement and monitor compliance with this Code.

REQUIRED BUSINESS CONDUCT OF DIRECTORS, OFFICERS AND EMPLOYEES

The principles that must be complied with by all directors, officers and employees of the Company under this Code are the following:

  Conflicts of Interest

The Company reaffirms its confidence in the loyalty and integrity of all members of its staff. It is considered desirable to state the policy of the Company on the subject of conflicts of interest to serve as a guide to directors, officers and other employees.

No director, officer or other employee shall permit private interests to conflict with the proper discharge of his or her official duties, nor shall he or she have or acquire any private interest which will give the appearance of such a conflict.

This Code indicates certain areas in which the policy regarding conflicts of interest has particular application in order that such situations may be avoided; however, ethical action is expected of all directors, officers and employees in all relevant circumstances, whether enumerated or not.

Gratuities

No gratuities, whether in the form of gifts or services, should be accepted unless nominal in amount and offered as part of a normal business courtesy.

Entertainment

Entertainment is, within limits, a normal part of business activity. However, unusual, excessive or unreasonable entertainment should be avoided.

Business Affiliations

The business affiliation of directors, officers and other employees should be a matter of Company record and, should any Board action be required on Company business which may be influenced by an affiliation of one of the directors, the director so involved should bring such affiliation to the attention of the Board and abstain from any vote thereon. Every officer or employee must obtain the approval of the Chief Executive Officer prior to accepting a position as director, partner, officer, consultant or advisor to any other insurance or reinsurance organization or to any other business organization.

Industry and Civic Activities

The Company encourages participation in activities of the Nutraceutical and Biotechnology industry and those civic activities which are for the public good. It is important, however, that the amount of time devoted thereto does not impair the individual's ability to fulfill his or her official duties with the Company. With respect to participation in the activities of the Nutraceutical and Biotechnology industry, the approval of the Chief Executive Officer, or such individual(s) as the Chief Executive Officer may designate, must be obtained in each case.

Business Interests

Directors, officers and other responsible employees, or members of their immediate families must not have any material interest in any organization carrying on business with the Company, except as permitted by applicable laws. Nothing contained herein shall prohibit any corporation or partnership, in which one or more of them is an officer or director or partner, from serving as a depository of the funds or securities of the Company.

Corporate Opportunities

Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities that are properly within the scope of the Company's activities, (b) using corporate property, information or position for personal gain, and (c) competing with the Company. The Company's directors, officers and employees owe a duty to the Company to advance the Company's legitimate interests to the best of their abilities.

Confidential Information

Except as required in the performance of the regular corporate duties of a director, officer or employee of the Company, disclosure or use without authorization of any confidential information relating to the Company is prohibited. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This prohibition applies specifically (but not exclusively) to inquiries made by the press, investment analysts, investors or others in the financial community. This prohibition also applies to information relating to third parties that the Company has obtained under an obligation of confidentiality, or as a result of a commercial relationship. The obligation to safeguard confidential information continues after one's employment with the Company has ended. The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Chief Eexecutive Officer will assist in determining what disclosure is required.

Acquisitions, Loans and Gifts from the Company

Except with the prior written approval of the Chief Executive Officer or individual(s) designated by the Chief Executive Officer, a director, officer or employee of the Company (or any member of his or her immediate family) may not acquire property, or receive loans or gifts, from the Company.

Disclosure of Potential Conflicts

Potential conflicts should be discussed with the Chief Executive Officer. In circumstances where it is unclear as to whether or not such a discussion is required, the director, officer or other employee should err on the side of disclosure. Prior disclosure of a possible conflict of interest does not in itself suggest wrongdoing, but helps eliminate embarrassing misunderstandings and ensure that the duty of loyalty is not inadvertently violated.

  Compliance with Laws

The Company is committed to being a good corporate citizen of all the jurisdictions in which it conducts business. Because of this commitment, directors, officers and employees of the Company must comply in all respects with all applicable laws, rules and regulations, including insider trading, in each jurisdiction in which it does business.

Directors, officers and employees of the Company must cooperate fully with those (including the Chief Financial Officer) responsible for preparing reports filed with the securities regulatory authorities and all other materials that are made available to the investing public to ensure those persons are aware in a timely manner of all information that is required to be disclosed. Directors, officers and employees should also cooperate fully with the independent auditors in their audits and in assisting in the preparation of financial disclosure.

Senior officers of the Company must comply with the Company's policies on timely disclosure adopted from time to time and provide full, fair, accurate, understandable and timely disclosure in reports and documents filed with, or submitted to, securities regulatory authorities and other materials that are made available to the investing public.

  Fair Dealing and Integrity

One of the most valuable assets of the Company is its reputation for fairness and integrity. Each director, officer and employee of the Company should deal fairly with the Company's customers, suppliers, competitors and employees. Employees, directors and officers should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Directors, officers and employees must not take any action that could undermine that reputation in dealings with the Company's employees, customers, suppliers or governmental officials.

  Accounting Controls

All transactions shall be properly approved and accurately reflected on the books and records of the Company. Falsification of transactions and Company records or off-the-record trading or other off-the-record business transactions are strictly prohibited and subject to disciplinary action or termination.

  Protection and Proper Use of the Company's Assets

All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All of the Company's assets should be used for legitimate business purposes.

  Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Derogatory remarks and inappropriate characterizations of people and companies are prohibited. This applies equally to oral statements, e-mail messages, internal memos and formal reports.

  Reporting of Any Illegal or Unethical Behavior

The Company actively promotes ethical behavior in all its business activities. The Company's directors, officers and employees are encouraged to speak to their managers or other appropriate personnel at any time if there is any doubt about the best course of action in a particular situation. The Company's directors, officers and employees are required to report violations of law, rules, regulations and this Code to their managers, senior management or the Board of Directors, as appropriate. Every reasonable effort will be made to ensure the confidentiality of those furnishing information. The Company will not tolerate retaliation in any form against any person for complaints or reports made in good faith.

WAIVER FOR EXECUTIVE OFFICERS OR DIRECTORS

A waiver of this Code for executive officers or directors will only be granted by the Board of Directors. Any waiver granted (or implicit waiver) will be disclosed to the extent required by applicable law or the rules of any applicable stock exchange.